Exhibit 16

April 24, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Digital Angel Corporation
(formerly Medical Advisory Systems, Inc.)
Commission File No. 1-15177

Gentlemen:

We have read a copy of the Form 8-K relating to the termination of the client – auditor relationship between Digital Angel Corporation (formerly Medical Advisory Systems, Inc.) and BDO Seidman, LLP, effective April 18, 2002. We have read the description of events related to the change in independent auditors set forth in Item 4 of the Form 8-K and agree with the statements insofar as they relate to BDO Seidman, LLP.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP